WINTON FINANCIAL CORPORATION MERGER WITH WESBANCO, INC. AUGUST 26, 2004


SERVING GENERATIONS FOR OVER 100 YEARS
W S&L
"Where Extra Is Ordinary"

WesBanco

TRANSACTION SUMMARY

Price Per Share	$20.75
Exchange Ratio	0.755x (fixed exchange, no collar)
Consideration Structure	60% Stock ; 40% Cash
Transaction Value	$102.5 million (with options)
Shares Issued	2,086,000 shares
Expected Cost Savings	20% of Winton's non-interest expense (75% implemented in 2005 and 100% thereafter)
Merger-Related Charges	$6.0 to $6.5 million pre-tax (estimated)
CDI Created	$3.5 million (CDI rate of 3% on non-time deposits. Sum-of-years digits amortization over 10 years)
Closing	First quarter 2005, subject to regulatory/shareholder approvals.

WesBanco's Opportunities

- Improved mortgage origination and processing capabilities
- Further diversification of our balance sheet
- Access to quality employees
- New markets to sell products and services
    1) Commercial Bank services
    2) Trust & Investment services
    3) Insurance products
    4) Securities

WesBanco

ORGANIZATIONAL STRUCTURE

A) Directors

1) Independent Holding Company Director

2) Bank Director

B) Separate Region

1) Merge bank into WesBanco Bank - separate Cincinnati region/name: WesBanco-Cincinnati.

2) Maintain existing market leadership.

3) Maintain regional advisory board.

4) Price loans/deposits by region.

5) Ability to approve loans up to a limit.

ORGANIZATIONAL STRUCTURE

C) Revenue Enhancements / Cost Savings

1) Will keep & most likely expand customer contact employees.
2) Add commercial lenders and trust, securities and insurance officers.
3) Expand organizational mortgage originations and processing capabilities.
4) Cost savings projected lower than an in-market consolidation; revenue enhancements and share repurchase not assumed in pro formas.

SPRINGFIELD / CINCINNATI EXPANSION


OHIO
UNITED STATES
WEST VIRGINIA
KENTUCKY
Portland
Celina
Wapakoneta
Bellefontaine
Mount Vernon
Millersburg
New Philadelphia
Weirton
Pittsburgh
Plum
Sidney
Winchester
Piqua
Urbana
Coshocton
Cadiz
Mount Lebanon
Troy
Newark
Cambridge
Yorkville
St. Clairsville
Washington
Springfield
Huber Heights
Richmond
Columbus
Zanesville
Wheeling
Waynesburg
Dayton
Xenia
Lancaster
New Lexington
Caldwell
Woodsfield
Middletown
McConnelsville
New Martinsville
Logan
Fairmont
Wilmington
Marietta
Middlebourne
Grafton
Fairfield
Chillicothe
Athens
Vienna
West Union
McArthur
Cincinnati
Hillsboro
Waverly
Wellston
Parkersburg
Harrisville
New Milton
Philippi
Elizabeth
Pomeroy
Jackson
Georgetown
Evergreen
Point Pleasant
Grantsville
Glenville
Weston
Elkins
Spencer
Portsmouth
Gallipolis
Sutton
Maysville
Vanceburg
Ironton
Clay
Glade View
Webster Springs
Cynthiana
Flemingsburg
Ashland
Huntington
Charleston
Summersville
Grayson

PRO FORMA SUMMARY

($'s in millions, except per share data)

	As of June 30, 2004			
	WSBC[(1)(2)]	WFI	Pro forma[(2)]	Impact
Assets	$3,922	$554	$4,538	15.7%
Net Loans	2,343	505	2,851	21.7
Deposits	2,705	367	3,073	13.6
Equity	354	46	418	18.2
Tier I Capital	13.77%	11.50%	11.88%	(13.7)
Book Value Per Share	$16.98	$9.98	$18.04	6.2
Tangible Book Value	13.12	9.97	11.82	(9.9)
2005 Estimated EPS (75% cost saves)				0.3%
2006 Estimated EPS (100% cost saves)				1.1

(1) Includes pending acquisition with Western Ohio Financial Corporation.

(2) Results include purchase accounting adjustments.

LOANS BY STATE

WesBanco at 6/30/2004


IN WV
79%
OUTSIDE
WV
21%

With Western Ohio at 6/30/2004


IN WV
68%
OUTSIDE
WV
32%

With Winton at 6/30/2004


IN WV
56%
OUTSIDE
WV
44%

DEPOSITS BY STATE

WesBanco at 6/30/2004


IN WV
79%
OUTSIDE
WV
21%

With Western Ohio at 6/30/2004


IN WV
71%
OUTSIDE
WV
29%

With Winton at 6/30/2004


IN WV
63%
OUTSIDE
WV
37%